Exhibit 99.1

For Immediate Release

Contact:	Lee Underwood
Media Relations
(706) 644-0528

Jamie Gregory Named Chief Financial Officer of Synovus

COLUMBUS, GA., June 3, 2019 - Synovus Financial Corp (NYSE: SNV) today announced the appointment of Jamie Gregory as executive vice president and chief financial officer (CFO), effective June 24. He currently serves as executive vice president and head of corporate financial strategy for Regions Financial Corporation. Gregory succeeds Kevin Blair, who has served as acting CFO since December 2018, when he was appointed chief operating officer of Synovus.

“Jamie is a highly regarded industry executive with a long history of leading the most critical aspects of corporate finance,” said Kessel D. Stelling, chairman and CEO of Synovus. “His background and expertise will bring added strength and perspective to our company as we focus on growth and performance in a competitive industry. Jamie will also be a great cultural fit because of his deep appreciation for our local, relationship-centered delivery model, our team members, and our commitment to serving communities. We are truly excited to welcome him to the team.”

Gregory joined Regions in 2009 and served as chief investment officer, assistant treasurer, head of corporate development and profitability, and head of finance and corporate development before being named head of corporate financial strategy earlier this year. Before joining Regions, Gregory was with Wachovia for 10 years, where he held a number of corporate investment and portfolio management positions. Gregory’s community service includes the Mountain Brook Planning Commission, where he serves as secretary, and on the boards of directors of The Literary Council and Jones Valley Teaching Farm.

Gregory earned a B.A. in Economics from North Carolina State University and an MBA from Duke University’s Fuqua School of Business.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $47 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 297 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was named one of American Banker’s “Best Banks to Work For” in 2018 and has been recognized as one of the country’s 10 “Most Reputable Banks” by American Banker and the Reputation Institute for four consecutive years. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.